NEWS RELEASE

California Resources Reports First Quarter 2022 Results, Increases and Extends its Share Repurchase Program, Raises 2022 Guidance and Provides an Update on its Carbon Management Business

Santa Clarita, May 5, 2022 - California Resources Corporation (NYSE: CRC), an independent oil and natural gas company committed to energy transition in the sector, today reported first quarter 2022 operational and financial results.

"CRC began 2022 on a good note as we continued to deliver strong operational results. Given our continued robust free cash flow generation and pristine balance sheet, we are increasing our share repurchase program by $300 million to $650 million in total, adding one drilling rig at our Wilmington Field and raising our full year guidance," said Mac McFarland, President and Chief Executive Officer.

Mr. McFarland continued, "We are further advancing our energy transition efforts by filing additional EPA Class VI permits on 80 million metric tons of carbon dioxide (CO2) permanent storage and expanding our carbon storage network to the San Francisco Bay Area. Additionally, we are pleased to announce that we are progressing our CalCapture project. We have engaged Next Carbon Solutions to conduct a second front-end engineering and design study to explore the decarbonization of our Elk Hills power plant and the potential to produce California's first "Net Zero" barrel. This project is estimated to capture up to 28 million metric tons of CO2 over its 20 year project life, the equivalent emissions of more than 300,000 gas-fueled passenger vehicles per year. This opportunity further highlights our continued focus on lowering our emissions and advancing our ESG goals to demonstrate leadership in the energy transition."

Primary Highlights

•Increasing full year 2022 production, adjusted EBITDAX and free cash flow guidance
•Expanding the drilling program to add a fifth drilling rig at CRC's Wilmington Field which is expected to add ~1,000 net barrels of oil per day to CRC's full year 2022 production for approximately $25 million in capital
•Filed an additional 80 million metric tons (MMT) of CO2 permanent storage with the EPA for Class VI permits and opened a second network of CO2 storage in the Sacramento basin
•Reached an agreement with Next Carbon Solutions to conduct a second front-end engineering and design (FEED) study for CRC's CalCapture CCS+ project which could potentially produce the first "Net Zero" barrel of oil in California
•Successfully completed the 10-year maintenance turnaround at CRC's cryogenic gas plant, or CGP1 safely, ahead of schedule and within the $15 million budget
•Repurchased $71 million of shares during the first quarter; repurchased an aggregate 6,210,479 shares for $239 million since inception through April 29, 2022 for an average price of $38.40 per share

•Increased the Share Repurchase Program by $300 million to $650 million and extended the term of the program through June 30, 2023. After the repurchases through April 29, 2022, and the $300 million increase, CRC has $411 million available for future repurchases
•Amended the Revolving Credit Facility to, among other things, modify minimum hedge requirements and restricted payment and investment covenants
•Declared a quarterly dividend of $0.17 per share of common stock, totaling $13 million payable on June 16, 2022, to shareholders of record on June 1, 2022, with subsequent quarterly dividends subject to final determination and Board approval

First Quarter 2022 Highlights

Financial
•Reported net loss attributable to common stock of $175 million, or a loss of $2.23 per diluted share. When adjusted for items analysts typically exclude from estimates including noncash mark-to-market losses and gains on asset divestitures, the Company’s adjusted net income1 was $91 million, or $1.13 per diluted share
•Generated net cash provided by operating activities of $160 million, adjusted EBITDAX1 of $206 million and free cash flow1 of $61 million
•Closed the quarter with $328 million of cash on hand, $23 million more than at the end of 2021, an undrawn credit facility and $744 million of liquidity2

Operations
•Produced an average of 88,000 net barrels of oil equivalent (BOE) per day, including 56,000 barrels per day of oil, with capital expenditures of $99 million during the quarter
•Operated three drilling rigs in the San Joaquin Basin and one drilling rig in the Los Angeles Basin; drilled 42 wells (40 online in 1Q22)
•Operated 32 maintenance rigs

2022 Production Guidance & Capital Program Update3

CRC is increasing its 2022 capital program to a range of $340 to $385 million from $330 million to $375 million. For CRC's oil and natural gas operations, in response to the continued strong commodity environment, CRC increased its capital program to add one rig at its Wilmington Field. This additional rig is expected to generate IRR's of above 160% and paybacks of approximately one year. For CRC’s carbon management activities, CRC decreased its capital program to remove approximately $20 million for purchases of properties, land easements and leases. These amounts will be reported separately from its 2022 capital program in its condensed consolidated financial statements. This level of expected spending is consistent with CRC's strategy of investing up to 50% of its operating cash flow back into its oil and gas operations and targeting investing approximately 25% of its operating cash flow in carbon management projects over the next several years.

With this capital program, CRC expects to maintain oil production flat from exit to exit and is increasing its production guidance to 91,000 to 94,000 BOE per day. CRC plans to run five drilling rigs in the Mount Poso, Elk Hills, Buena Vista and Wilmington fields, and will focus on high return oil opportunities and continue to build off of the success of the 2021 drilling program.

In addition, CRC is raising its free cash flow1 and adjusted EBITDAX1 guidance by 17% and 11% at the midpoint, respectively, to $330 to $410 million and $860 to $960 million.

As a result of higher prices for purchased natural gas, which CRC uses to generate electricity for its operations, and for purchased electricity, the company is also raising its operating cost guidance to $680 to $720 million from $640 to $670 million.

TOTAL CRC GUIDANCE[3]	2022E	CMB 2022E	E&P, Corp. & Other 2022E
Net Total Production (MBoe/d)	94 - 91		94 - 91
Net Oil Production (MBbl/d)	61 - 57		61 - 57
Operating Costs ($ millions)	$680 - $720		$680 - $720
CMB Expenses[4] ($ millions)	$45 - $55	$45 - $55
Adjusted General and Administrative Expenses[1] ($ millions)	$165 - $190	$10 - $15	$155 - $175
Total Capital ($ millions)	$340 - $385	$15 - $25	$325 - $360
Drilling & Completions	$240 - $250		$240 - $250
Workovers	$25 - $35		$25 - $35
Facilities	$55 - $65		$55 - $65
Corporate & Other	$5 - $10		$5 - $10
Carbon Management Business	$15 - $25	$15 - $25
Adjusted EBITDAX[1] ($ millions)	$860 - $960	($55) - ($70)	$930 -- $1,015
Free Cash Flow[1] ($ millions)	$330 - $410	($70) - ($95)	$425 - $480

Carbon Management Business (CMB) Update

In May 2022, CRC applied for two Class VI permits for an additional 80 million metric tons of permanent CO2 storage for two new Carbon TerraVault carbon capture and storage (CCS) projects in the Sacramento basin, which, subject to approval, brings its total potential permitted storage to 120 million metric tons. This puts CRC over halfway to its target of applying for 200 million metric tons of permanent CO2 storage for Carbon TerraVault CCS projects by the end of 2022.

During the first quarter of 2022, CRC spent approximately $2 million for CMB expenses related to Carbon TerraVault projects and approximately $1 million of capital on these projects. In addition, CRC acquired properties and land easements for carbon management activities. Total spend for these carbon-related acquisitions was $17 million.

CalCapture CCS+ Update

In April 2022, CRC entered into an agreement with NEXT Carbon Solutions (NCS), a subsidiary of NextDecade Corporation, to further explore the decarbonization of CRC’s Elk Hills power plant through the application of NCS' proprietary post-combustion carbon capture processes for its CalCapture CCS+ project. Pursuant to this agreement, NCS will perform a FEED study for the post combustion capture and compression of up to 95% of the CO2 produced at the Elk Hills power plant. CRC expects this FEED study to commence in the second quarter of 2022 and it is projected to take approximately six months to complete. NCS previously delivered a front-end loading stage 2 analysis (FEL-2) to CRC which provided improved project prospects from technical and economic perspectives for the CalCapture CCS+ project. CRC and NCS expect to finalize definitive commercial documents allowing the CalCapture CCS+ project to proceed with a final investment decision following the completion and the review of the FEED. The CalCapture CCS+ project targets initial injection of 1.4 million metric tons of CO2 per year and is projected to average approximately 7,000 incremental barrels of "Net Zero" oil per day over the life of project.

Sustainability Update

CRC continues to prioritize its Environmental, Social, and Governance (ESG) initiatives and make progress toward its Full-Scope Net Zero goal by 2045. CRC defines Full-Scope Net Zero as achieving permanent storage of captured or removed carbon emissions in a volume equal to all of its scope 1, 2, and 3 emissions by 2045 through a variety of opportunities with an “all-of-the-above” strategy which includes CalCapture CCS+, Carbon TerraVault and other emissions reduction projects.

In April 2022, CRC updated and expanded its ESG goals that build upon CRC’s long-standing commitment to sustainability. CRC’s ESG goals focus on providing low carbon intensity fuel today and net zero fuel for the future that meets or exceeds California’s unparalleled sustainability standards – not only related to lowering greenhouse gas (GHG) emissions, but also to further decreasing methane emissions, reducing freshwater consumption, expanding leadership diversity, enhancing community engagement, and increasing accountability by linking executive compensation to ESG performance.

"CRC's ESG goals demonstrate our commitment to the energy transition, and we are proud that CRC successfully continues on a path to provide safe and reliable low carbon intensity fuel and develop carbon capture and storage and other emissions reducing projects," said Mac McFarland, CRC President and Chief Executive Officer.

First Quarter 2022 E&P Operational Results

Total daily net production for the first quarter of 2022, compared to the fourth quarter of 2021, decreased by approximately 9,000 BOE per day, or 9%. During the first quarter of 2022, a planned 10-year maintenance turnaround occurred at a cryogenic gas processing facility, and was completed safely, successfully and ahead of schedule. This maintenance reduced total daily net natural gas and NGL production for the first quarter of 2022 by approximately 5,000 BOE per day. Production was also affected by the divestiture of CRC's remaining 50% working interest in certain zones in the Lost Hills field in February 2022 and CRC's divestiture of its Ventura basin operations beginning in the fourth quarter of 2021 which reduced CRC's total net production by approximately 3,000 BOE per day for the first quarter of 2022 compared to the fourth quarter of 2021. CRC's production also decreased as a result of natural decline, which was partially offset by improved operational results from its developmental drilling. CRC's production-sharing contracts (PSCs) had a similar impact on its net oil production in the first quarter of 2022 compared to the fourth quarter of 2021.

During the first quarter of 2022, CRC operated an average of three drilling rigs in the San Joaquin Basin and one drilling rig in the Los Angeles Basin. CRC's drilling program continues to see IRR's of above 100%. During the quarter, CRC drilled 42 net wells and brought online 40 wells. See Attachment 3 for further information on CRC's production results by basin and Attachment 5 for further information on CRC's drilling activity.

First Quarter 2022 Financial Results

	1st Quarter	4th Quarter
($ and shares in millions, except per share amounts)	2022	2021

Statements of Operations:
Revenues
Total operating revenues	$153	$634

Operating Expenses
Total operating expenses	396	422
Gain on asset divestitures	54	120
Operating Income (Loss)	$(189)	$332
Net Income (Loss) Attributable to Common Stock	$(175)	$714

Net income (loss) attributable to common stock per share - basic	$(2.23)	$8.91
Net income (loss) attributable to common stock per share - diluted	$(2.23)	$8.71
Adjusted net income (loss)[1]	$91	$175
Adjusted net income (loss)[1] per share - diluted	$1.13	$2.13
Weighted-average common shares outstanding - basic	78.5	80.1
Weighted-average common shares outstanding - diluted	78.5	82.0
Adjusted EBITDAX[1]	$206	$260

	1st Quarter	4th Quarter
($ in millions)	2022	2021
Cash Flow Data:
Net cash provided by operating activities	$160	$204
Net cash used in investing activities	$(53)	$(10)
Net cash used in financing activities	$(84)	$(78)

Review of First Quarter 2022 Financial Results

Realized oil prices, excluding the effects of cash settlements on CRC's commodity derivative contracts, increased by $17.14 per barrel from $78.99 per barrel in the fourth quarter of 2021 to $96.13 per barrel in the first quarter of 2022. Realized oil prices were higher in the first quarter of 2022 compared to the fourth quarter of 2021 as the effects of the COVID-19 pandemic have subsided leaving crude oil production and product inventories at historically low levels. As demand has rebounded, producers have generally maintained capital discipline, OPEC+ members have failed to produce at stepped-up quotas, and the conflict between Russia and Ukraine has created a disconnect between buyers and sellers of Russian produced crude oil. Realized oil prices, including the effects of cash settlements on CRC's commodity derivative contracts, decreased by $0.70 from $61.00 to $60.30. The reason for the decrease is due to higher settlement payments on CRC's commodity derivative contracts caused by the higher commodity price environment in the first quarter of 2022 compared to the fourth quarter of 2021. See Attachment 4 for further information on prices.

Adjusted EBITDAX1 for the first quarter of 2022 was $206 million. See table below for the Company's net cash provided by operating activities, capital investments and free cash flow1 during the same periods.

FREE CASH FLOW[1]

Management uses free cash flow, which is defined by us as net cash provided by operating activities less capital investments, as a measure of liquidity. The following table presents a reconciliation of our net cash provided by operating activities to free cash flow. We have excluded one-time costs for bankruptcy related fees during 2021 and 2020 as a supplemental measure of free cash flow.

	1st Quarter	4th Quarter
($ millions)	2022	2021

Net cash provided by operating activities	$160	$204
Capital investments	(99)	(66)
Free cash flow[1]	$61	$138

The following table presents key operating data for CRC's oil and gas operations, on a per BOE basis, for the periods presented below. Energy operating costs consist of purchases of natural gas used to generate electricity, purchased electricity and internal costs to generate electricity used in CRC's operations. Non-energy operating costs equal total operating costs less energy and gas processing costs. However, non-energy operating costs include the costs of purchasing natural gas to generate steam for its steamfloods.

OPERATING COSTS PER BOE

The reporting of our PSCs creates a difference between reported operating costs, which are for the full field, and reported volumes, which are only our net share, inflating the per barrel operating costs. The following table presents operating costs after adjusting for the excess costs attributable to PSCs.

	1st Quarter	4th Quarter
($ per Boe)	2022	2021
Energy operating costs	$6.68	$5.47
Gas processing costs	0.56	0.41
Non-energy operating costs	15.63	14.57
Operating costs	$22.87	$20.45
Excess costs attributable to PSCs	(2.30)	(2.13)
Operating costs, excluding effects of PSCs (a)	$20.57	$18.32

(a) Operating costs, excluding effects of PSCs is a non-GAAP measure.

Energy operating costs for the first quarter of 2022 were $53 million, or $6.68 per BOE, which was an increase of $5 million or 10% from $48 million, or $5.47 per BOE, for the fourth quarter of 2021. This increase was primarily a result of higher prices for purchased natural gas, which CRC used to generate electricity for its operations, and for purchased electricity. Energy operating costs were also higher on a per BOE basis as a result of lower production volumes between periods.

Non-energy operating costs for the first quarter of 2022 were $124 million, or $15.63 per BOE, which was a decrease of $6 million or 5% from $130 million, or $14.57 per BOE, for the fourth quarter of 2021. This decrease was primarily a result of reduced downhole maintenance activity and reduced volumes of natural gas purchased for use in CRC's steamflood operations. The per BOE increase was primarily due to lower production volumes between periods.

Balance Sheet and Liquidity Update

CRC's aggregate commitment under the Revolving Credit Facility was $552 million as of March 31, 2022. This amount includes $60 million of additional commitments from new lenders that CRC obtained in February 2022. The borrowing base for the Revolving Credit Facility is redetermined semi-annually and was reaffirmed at $1.2 billion on April 29, 2022.

On April 29, 2022, CRC amended its Revolving Credit Facility to, among other things, modify the minimum hedge requirement and the restricted payment contained in the Revolving Credit Facility. As a result of this amendment, the rolling hedge requirement as described in Part II, Item 8 – Financial Statements and Supplementary Data, Note 4 Debt in CRC's 2021 Annual Report has been modified. Furthermore, the restricted payment and investments covenants were modified to permit unlimited restricted payments and/or investments so long as (i) no Default, Event of Default or Borrowing Base Deficiency shall have occurred and be continuing under the Revolving Credit Facility at the time of such investment or restricted payment, (ii) the undrawn availability under the Revolving Credit Facility is not less than 30.0% at such time and (iii) the Consolidated Total Net Leverage Ratio is less than or equal to 1.50 to 1.00.

As of March 31, 2022, CRC had liquidity of $744 million, which consisted of $328 million in cash and $416 million of available borrowing capacity under its Revolving Credit Facility.

Acquisitions and Divestitures

During the first quarter of 2022, CRC recorded a gain of $6 million related to the sale of certain Ventura basin assets. CRC expects to divest its remaining assets in the Ventura basin during the second half of 2022, pending final approval from the State Lands Commission.

On February 1, 2022, CRC sold its 50% non-operated working interest in certain horizons within its Lost Hills field, located in the San Joaquin basin, recognizing a gain of $49 million. CRC retained an option to capture, transport and store 100% of the CO2 from steam generators across the Lost Hills field for future carbon management projects. CRC also retained 100% of the deep rights and related seismic data.

Shareholder Returns Strategy

CRC continues to prioritize shareholder returns and is committed to delivering approximately 25% of operating cash flow to shareholders. In light of this strategy, CRC increased the Share Repurchase Program by $300 million to $650 million and extended the term of the program through June 30, 2023. After the repurchases through April 29, 2022, and the $300 million increase, CRC has $411 million available for future potential share repurchases.

During the first quarter of 2022, CRC repurchased approximately 1.7 million shares of its common stock for $71 million. Since the inception of Share Repurchase Program through April 29, 2022, CRC has repurchased 6.2 million shares for $239 million.

On May 4, 2022, CRC's Board of Directors declared a quarterly dividend of $0.17 per share of common stock. The dividend is payable to shareholders of record on June 1, 2022, and will be paid on June 16, 2022.

Upcoming Investor Conference Participation

CRC's executives will be participating in the following virtual and in-person events in May 2022 and June 2022:

•Citi 2022 Global Energy, Utilities and Climate Technology Conference on May 10 - May 11, 2022, in Boston, MA
•BofA Securities 2022 Virtual Energy Transition & ESG Conference on May 11 - May 12, 2022

•Wells Fargo 2022 Energy Conference on June 1 - June 2, 2022 in Irving, TX
•RBC Capital Markets Global Energy and Power Infrastructure Conference on June 7 - June 8, 2022, in New York City, NY
•BofA Securities 2022 Energy Credit Conference on June 8 - June 9, 2022, in New York City, NY
•J.P. Morgan 2022 Energy, Power & Renewables Conference on June 22 - June 23, 2022, in New York City, NY
•Pickering Energy Partners CCUS Mini-Conference on June 28 - June 29, 2022, in Houston, TX

CRC’s presentation materials will be available the day of the events on the Events and Presentations page in the Investor Relations section on www.crc.com.

Conference Call Details

To participate in the conference call scheduled for later today at 1:00 p.m. Eastern Time, please dial (877) 328-5505 (International calls please dial +1 (412) 317-5421) or access via webcast at www.crc.com 15 minutes prior to the scheduled start time to register. Participants may also pre-register for the conference call at https://dpregister.com/sreg/10164563/f1eff7c58f. A digital replay of the conference call will be archived for approximately 90 days and supplemental slides for the conference call will be available online in the Investor Relations section of www.crc.com.

1 See Attachment 2 for the non-GAAP financial measures of adjusted EBITDAX, operating costs per BOE (excluding effects of PSCs), adjusted net income (loss), adjusted net income (loss) per share - basic and diluted), free cash flow and free cash flow, after special items including reconciliations to their most directly comparable GAAP measure, where applicable. For the full year 2022 estimates of the non-GAAP measures of adjusted EBITDAX and free cash flow, including reconciliations to their most directly comparable GAAP measure, see Attachment 7.
2 Calculated as $328 million of cash plus $552 million of capacity on CRC's Revolving Credit Facility less $136 million in outstanding letters of credit
3 2022 guidance assumes a 2022 Brent price of $98 per barrel of oil, NGL realizations consistent with prior years and a NYMEX gas price of $5.30 per mcf. CRC's share of production under PSC contracts decreases when commodity prices rise and increases when prices fall.
4 CMB Expenses include start-up expenditures.

About California Resources Corporation

California Resources Corporation (CRC) is an independent oil and natural gas company committed to energy transition in the sector. CRC has some of the lowest carbon intensity production in the US and we are focused on maximizing the value of our land, mineral and technical resources for decarbonization by developing carbon capture and storage (CCS) and other emissions reducing projects. For more information about CRC, please visit www.crc.com.

Forward-Looking Statements

This document contains statements that we believe to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than historical facts are forward-looking statements, and include statements regarding CRC's future financial position, business strategy, projected revenues, earnings, costs, capital expenditures and plans and objectives of management for the future. Words such as "expect," “could,” “may,” "anticipate," "intend," "plan," “ability,” "believe," "seek," "see," "will," "would," “estimate,” “forecast,” "target," “guidance,” “outlook,” “opportunity” or “strategy” or similar expressions are generally intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements.

Although we believe the expectations and forecasts reflected in CRC's forward-looking statements are reasonable, they are inherently subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond CRC's control. No assurance can be given that such forward-looking statements will be correct or achieved or that the assumptions are accurate or will not change over time. Particular uncertainties that could cause our actual results to be materially different than those expressed in CRC's forward-looking statements include:

•fluctuations in commodity prices and the potential for sustained low oil, natural gas and natural gas liquids prices;
•legislative or regulatory changes, including those related to (i) drilling, completion, well stimulation, operation, maintenance or abandonment of wells or facilities, (ii) managing energy, water, land, greenhouse gases (GHGs) or other emissions, (iii) protection of health, safety and the environment, (iv) tax credits or other incentives, or (v) transportation, marketing and sale of our products;
•availability or timing of, or conditions imposed on, permits and approvals necessary for drilling or development projects;
•changes in business strategy and CRC's capital plan;
•lower-than-expected production, reserves or resources from development projects or acquisitions, or higher-than-expected decline rates;
•incorrect estimates of reserves and related future cash flows and the inability to replace reserves;
•the recoverability of resources and unexpected geologic conditions;
•CRC's ability to realize the benefits of business strategies and initiatives related to energy transition, including carbon capture and storage projects and other renewable energy efforts;
•CRC's ability to finance and implement its carbon capture and storage projects;
•global geopolitical, socio-demographic and economic trends and technological innovations;
•changes in our dividend policy and our ability to declare future dividends;
•production-sharing contracts' effects on production and operating costs;
•limitations on CRC's financial flexibility due to existing and future debt;
•insufficient cash flow to fund planned investments, interest payments on our debt, stock repurchases or changes to CRC's capital plan;
•insufficient capital or liquidity unavailability of capital markets or inability to attract potential investors;
•limitations on transportation or storage capacity and the need to shut-in wells;
•inability to enter into desirable transactions, including acquisitions, asset sales and joint ventures;
•joint ventures and acquisitions and CRC's ability to achieve expected synergies;
•CRC's ability to utilize its net operating loss carryforwards to reduce its income tax obligations;
•CRC's ability to successfully gather and verify data regarding emissions, its environmental impacts and other initiatives;
•the compliance of various third parties with CRC's policies and procedures and legal requirements as well as contracts CRC enters into in connection with its climate-related initiatives;
•the effect of CRC's stock price on costs associated with incentive compensation;
•changes in the intensity of competition in the oil and gas industry;
•effects of hedging transactions;

•equipment, service or labor price inflation or unavailability;
•climate-related conditions and weather events;
•disruptions due to accidents, mechanical failures, power outages, transportation or storage constraints, natural disasters, labor difficulties, cyber-attacks or other catastrophic events;
•pandemics, epidemics, outbreaks, or other public health events, such as the COVID-19; and
•other factors discussed in Part I, Item 1A – Risk Factors in CRC's Annual Report on Form 10-K and its other SEC filings available at www.crc.com.

CRC cautions you not to place undue reliance on forward-looking statements contained in this document, which speak only as of the filing date, and CRC undertakes no obligation to update this information. This document may also contain information from third party sources. This data may involve a number of assumptions and limitations, and we have not independently verified them and do not warrant the accuracy or completeness of such third-party information.

Contacts:

Joanna Park (Investor Relations) 818-661-3731 Joanna.Park@crc.com	Richard Venn (Media) 818-661-6014 Richard.Venn@crc.com

Attachment 1
SUMMARY OF RESULTS

	1st Quarter	4th Quarter	1st Quarter
($ and shares in millions, except per share amounts)	2022	2021	2021

Statements of Operations:
Revenues
Oil, natural gas and NGL sales	$628	$589	$432
Net loss from commodity derivatives	(562)	(73)	(213)
Sales of purchased natural gas	32	71	98
Electricity sales	34	41	33
Other revenue	21	6	13
Total operating revenues	153	634	363

Operating Expenses
Operating costs	182	182	164
General and administrative expenses	48	53	48
Depreciation, depletion and amortization	49	53	52
Asset impairments	—	—	3
Taxes other than on income	34	32	40
Exploration expense	1	1	2
Purchased natural gas expense	21	52	61
Electricity generation expenses	24	26	24
Transportation costs	12	14	12
Accretion expense	11	11	13
Other operating expenses, net	14	(2)	17
Total operating expenses	396	422	436
Net gain on asset divestitures	54	120	—
Operating (Loss) Income	(189)	332	(73)

Non-Operating (Expenses) Income
Reorganization items, net	—	(1)	(2)
Interest and debt expense, net	(13)	(14)	(13)
Net loss on early extinguishment of debt	—	—	(2)
Other non-operating expenses, net	1	1	1

Net (Loss) Income Before Income Taxes	(201)	318	(89)
Income taxes	26	396	—
Net (loss) income	(175)	714	(89)
Net income attributable to noncontrolling interests	—	—	(5)
Net (Loss) Income Attributable to Common Stock	$(175)	$714	$(94)

Net income (loss) attributable to common stock per share - basic	$(2.23)	$8.91	$(1.13)
Net income (loss) attributable to common stock per share - diluted	$(2.23)	$8.71	$(1.13)

Adjusted net income (loss)	$91	$175	$102
Adjusted net income (loss) per share - basic	$1.16	$2.18	$1.22
Adjusted net income (loss) per share - diluted	$1.13	$2.13	$1.22

Weighted-average common shares outstanding - basic	78.5	80.1	83.3
Weighted-average common shares outstanding - diluted	78.5	82.0	83.3

Adjusted EBITDAX	$206	$260	$189
Effective tax rate	13%	(125)%	0%

	1st Quarter	4th Quarter	1st Quarter
($ in millions)	2022	2021	2021
Cash Flow Data:
Net cash provided by operating activities	$160	$204	$147
Net cash used in investing activities	$(53)	$(10)	$(20)
Net cash used by financing activities	$(84)	$(78)	$(25)

	March 31,	December 31,
($ and shares in millions)	2022	2021

Selected Balance Sheet Data:
Total current assets	$834	$753
Property, plant and equipment, net	$2,643	$2,599
Deferred tax asset	$429	$396
Total current liabilities	$1,205	$854
Long-term debt, net	$590	$589
Noncurrent asset retirement obligations	$426	$438
Stockholders' Equity	$1,433	$1,688

Outstanding shares	77.6	79.3

GAINS AND LOSSES FROM COMMODITY DERIVATIVES

	1st Quarter	4th Quarter	1st Quarter
($ millions)	2022	2021	2021

Non-cash derivative (loss) gain	$(381)	$26	$(174)
Net payments on settled commodity derivatives	(181)	(99)	(39)
Net loss from commodity derivatives	$(562)	$(73)	$(213)

1st Quarter	1st Quarter	4th Quarter	4th Quarter	4th Quarter

CAPITAL INVESTMENTS

	1st Quarter	4th Quarter	1st Quarter
($ millions)	2022	2021	2021

Facilities	$32	$14	$7
Drilling	59	46	13
Workovers	6	2	7
Total E&P capital	97	62	27
CMB	1	—	—
Other	1	4	—
Total capital program	$99	$66	$27

Attachment 2
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS

To supplement the presentation of its financial results prepared in accordance with U.S generally accepted accounting principles (GAAP), management uses certain non-GAAP measures to assess its financial condition, results of operations and cash flows. The non-GAAP measures include adjusted net income (loss), adjusted EBITDAX, adjusted EBITDAX margin, discretionary cash flow, free cash flow and operating costs per BOE, among others. These measures are also widely used by the industry, the investment community and our lenders. Although these are non-GAAP measures, the amounts included in the calculations were computed in accordance with GAAP. Certain items excluded from these non-GAAP measures are significant components in understanding and assessing our financial performance, such as our cost of capital and tax structure, as well as the effect of acquisition and development costs of our assets. Management believes that the non-GAAP measures presented, when viewed in combination with its financial and operating results prepared in accordance with GAAP, provide a more complete understanding of the factors and trends affecting the Company's performance. The non-GAAP measures presented herein may not be comparable to other similarly titled measures of other companies. Below are additional disclosures regarding each of the non-GAAP measures reported in this press release, including reconciliations to their most directly comparable GAAP measure where applicable.

ADJUSTED NET INCOME (LOSS)

Adjusted net income (loss) and adjusted net income (loss) per share are non-GAAP measures. We define adjusted net income as net income excluding the effects of significant transactions and events that affect earnings but vary widely and unpredictably in nature, timing and amount. These events may recur, even across successive reporting periods. Management believes these non-GAAP measures provide useful information to the industry and the investment community interested in comparing our financial performance between periods. Reported earnings are considered representative of management's performance over the long term. Adjusted net income (loss) is not considered to be an alternative to net income (loss) reported in accordance with GAAP. The following table presents a reconciliation of the GAAP financial measure of net income and net income attributable to common stock per share to the non-GAAP financial measure of adjusted net income (loss) and adjusted net income (loss) per share.

	1st Quarter	4th Quarter	1st Quarter
($ millions, except per share amounts)	2022	2021	2021
Net (loss) income	$(175)	$714	$(89)
Net income attributable to noncontrolling interests	—	—	(5)
Net (loss) income attributable to common stock	(175)	714	(94)
Unusual, infrequent and other items:
Non-cash loss (income) from commodity derivatives	381	(26)	174
Asset impairments	—	—	3
Reorganization items, net	—	1	2
Severance and termination costs	—	—	14
Net loss on early extinguishment of debt	—	—	2
Net gain on asset divestitures	(54)	(120)	(2)
Rig termination expenses	—	—	1
Other, net	1	2	2
Total unusual, infrequent and other items	328	(143)	196
Income tax provision of adjustments at effective tax rate	(93)	—	—
Valuation allowance	31	(396)	—

Adjusted net income attributable to common stock	$91	$175	$102

Net (loss) income attributable to common stock per share - basic	$(2.23)	$8.91	$(1.13)
Net (loss) income attributable to common stock per share - diluted	$(2.23)	$8.71	$(1.13)
Adjusted net income per share - basic	$1.16	$2.18	$1.22
Adjusted net income per share - diluted	$1.13	$2.13	$1.22

FREE CASH FLOW

Management uses free cash flow, which is defined by us as net cash provided by operating activities less capital investments, as a measure of liquidity. The following table presents a reconciliation of our net cash provided by operating activities to free cash flow. We have excluded one-time costs for bankruptcy related fees during 2021 and 2020 as a supplemental measure of our free cash flow.

	1st Quarter	4th Quarter	1st Quarter
($ millions)	2022	2021	2021

Net cash provided by operating activities	$160	$204	$147
Capital investments	(99)	(66)	(27)
Free cash flow	61	138	120
One-time bankruptcy related fees	—	1	2
Free cash flow, after special items	$61	$139	$122

ADJUSTED EBITDAX

We define Adjusted EBITDAX as earnings before interest expense; income taxes; depreciation, depletion and amortization; exploration expense; other unusual, infrequent and out-of-period items; and other non-cash items. We believe this measure provides useful information in assessing our financial condition, results of operations and cash flows and is widely used by the industry, the investment community and our lenders. Although this is a non-GAAP measure, the amounts included in the calculation were computed in accordance with GAAP. Certain items excluded from this non-GAAP measure are significant components in understanding and assessing our financial performance, such as our cost of capital and tax structure, as well as depreciation, depletion and amortization of our assets. This measure should be read in conjunction with the information contained in our financial statements prepared in accordance with GAAP. A version of Adjusted EBITDAX is a material component of certain of our financial covenants under our Revolving Credit Facility and is provided in addition to, and not as an alternative for, income and liquidity measures calculated in accordance with GAAP.

	1st Quarter	4th Quarter	1st Quarter
($ millions, except per BOE amounts)	2022	2021	2021
Net (loss) income	$(175)	$714	$(89)
Interest and debt expense, net	13	14	13
Depreciation, depletion and amortization	49	53	52
Income taxes	(26)	(396)	—
Exploration expense	1	1	2
Unusual, infrequent and other items (a)	328	(143)	196
Non-cash items
Accretion expense	11	11	13
Stock-based compensation	4	4	2
Post-retirement medical and pension	1	2	—
Other non-cash items	—	—	—
Adjusted EBITDAX	$206	$260	$189

Net cash provided (used) by operating activities	$160	$204	$147
Cash interest	23	2	3
Exploration expenditures	1	1	2
Working capital changes	22	53	37
Adjusted EBITDAX	$206	$260	$189

Adjusted EBITDAX per Boe	$25.89	$29.22	$21.12

(a) See Adjusted Net Income (Loss) reconciliation.

ADJUSTED GENERAL & ADMINISTRATIVE EXPENSES

Management uses a measure called adjusted general and administrative (G&A) expenses to provide useful information to investors interested in comparing our costs between periods and performance to our peers.

	1st Quarter	4th Quarter	1st Quarter
($ millions)	2022	2021	2021
General and administrative expenses	$48	$53	$48
Stock-based compensation	(4)	(4)	(2)
Adjusted G&A expenses	$44	$49	$46

OPERATING COSTS PER BOE

The reporting of our PSC-type contracts creates a difference between reported operating costs, which are for the full field, and reported volumes, which are only our net share, inflating the per barrel operating costs.The following table presents operating costs after adjusting for the excess costs attributable to PSCs.

	1st Quarter	4th Quarter	1st Quarter
($ per BOE)	2022	2021	2021
Energy operating costs (1)	$6.68	$5.47	$4.70
Gas processing costs	0.56	0.41	0.53
Non-energy operating costs (2)	15.63	14.57	13.10
Operating costs	$22.87	$20.45	$18.33

Costs attributable to PSCs
Excess energy operating costs attributable to PSCs	$(0.90)	$(0.82)	$(0.56)
Excess non-energy operating costs attributable to PSCs	(1.40)	(1.31)	(1.05)
Excess costs attributable to PSCs	$(2.30)	$(2.13)	$(1.61)

Energy operating costs, excluding effect of PSCs (1)	$5.78	$4.65	$4.14
Gas processing costs, excluding effect of PSCs	0.56	0.41	0.53
Non-energy operating costs, excluding effect of PSCs (2)	14.23	13.26	12.05
Operating costs, excluding effects of PSCs	$20.57	$18.32	$16.72

(1) Energy operating costs consist of purchases of natural gas to generate electricity, purchased electricity and internal costs to produce electricity used in our operations.
(2) Non-energy operating costs equal total operating costs less energy and gas processing costs. However, non-energy operating costs include the costs of purchasing natural gas used to generate steam for our steamfloods.

Attachment 3
PRODUCTION STATISTICS
Net	1st Quarter	4th Quarter	1st Quarter
Oil, NGLs and Natural Gas Production Per Day	2022	2021	2021
Oil (MBbl/d)
San Joaquin Basin	38	40	38
Los Angeles Basin	18	18	20
Ventura Basin	—	1	2
Total	56	59	60

NGLs (MBbl/d)
San Joaquin Basin	9	12	12
Total	9	12	12

Natural Gas (MMcf/d)
San Joaquin Basin	121	131	135
Los Angeles Basin	1	1	1
Ventura Basin	—	2	4
Sacramento Basin	19	19	20
Total	141	153	160

Total Production (MBoe/d)	88	97	99

Gross Operated and Net Non-Operated	1st Quarter	4th Quarter	1st Quarter
Oil, NGLs and Natural Gas Production Per Day	2022	2021	2021
Oil (MBbl/d)
San Joaquin Basin	43	45	44
Los Angeles Basin	26	26	27
Ventura Basin	—	1	3
Total	69	72	74

NGLs (MBbl/d)
San Joaquin Basin	9	13	13
Total	9	13	13

Natural Gas (MMcf/d)
San Joaquin Basin	129	138	144
Los Angeles Basin	8	7	8
Ventura Basin	—	2	5
Sacramento Basin	23	24	24
Total	160	171	181

Total Production (MBoe/d)	105	114	117

Note: MBbl/d refers to thousands of barrels per day; MMcf/d refers to millions of cubic feet per day; MBoe/d refers to thousands of barrels of oil equivalent (Boe) per day. Natural gas volumes have been converted to Boe based on the equivalence of energy content of six thousand cubic feet of natural gas to one barrel of oil. Barrels of oil equivalence does not necessarily result in price equivalence.

			Attachment 4
PRICE STATISTICS
	1st Quarter	4th Quarter	1st Quarter
	2022	2021	2021
Oil ($ per Bbl)
Realized price with derivative settlements	$60.30	$61.00	$53.73
Realized price without derivative settlements	$96.13	$78.99	$60.81

NGLs ($/Bbl)	$78.63	$67.61	$48.77

Natural gas ($/Mcf)	$6.28	$5.94	$3.29

Index Prices
Brent oil ($/Bbl)	$97.38	$79.80	$61.10
WTI oil ($/Bbl)	$94.29	$77.19	$57.84
NYMEX Henry Hub average daily price ($/MMBtu)	$4.19	$5.27	$2.72
NYMEX Henry Hub average monthly settled price ($/MMBtu)	$4.95	$5.83	$2.69

Realized Prices as Percentage of Index Prices
Oil with derivative settlements as a percentage of Brent	62%	76%	88%
Oil without derivative settlements as a percentage of Brent	99%	99%	100%

Oil with derivative settlements as a percentage of WTI	64%	79%	93%
Oil without derivative settlements as a percentage of WTI	102%	102%	105%

NGLs as a percentage of Brent	81%	85%	80%
NGLs as a percentage of WTI	83%	88%	84%

Natural gas as a percentage of NYMEX average daily price	150%	113%	121%
Natural gas as a percentage of NYMEX average monthly settled price	127%	102%	122%

					Attachment 5
FIRST QUARTER 2022 DRILLING ACTIVITY
	San Joaquin	Los Angeles	Ventura	Sacramento
Wells Drilled	Basin	Basin	Basin	Basin	Total

Development Wells
Primary	3	—	—	—	3
Waterflood	21	7	—	—	28
Steamflood	11	—	—	—	11
Total (1)	35	7	—	—	42

(1) Includes steam injectors and drilled but uncompleted wells, which are not included in the SEC definition of wells drilled.

					Attachment 6
OIL HEDGES AS OF MARCH 31, 2022

	Q2 2022	Q3 2022	Q4 2022	1H 2023	2H 2023	2024

Sold Calls
Barrels per day	35,343	34,380	25,167	18,078	11,555	—
Weighted-average Brent price per barrel	$60.63	$60.76	$57.82	$58.63	$57.06	—

Swaps
Barrels per day	10,669	10,476	17,263	11,806	16,552	1,492
Weighted-average Brent price per barrel	$54.12	$53.97	$58.79	$58.04	$62.95	$79.06

Net Purchased Puts [1]
Barrels per day	35,343	34,380	25,167	18,078	11,555	1,724
Weighted-average Brent price per barrel	$65.42	$65.02	$64.47	$76.25	$76.25	$75.00

Sold Puts
Barrels per day	—	4,000	1,348	—	—	—
Weighted-average Brent price per barrel	—	$32.00	$32.00	—	—	—

[1] Purchased and sold puts with the same strike price have been netted together.

Attachment 7

2022 Estimated
TOTAL CRC GUIDANCE[1]	Consolidated	CMB	E&P, Corporate & Other
Net Total Production (MBoe/d)	94 - 91		94 - 91
Net Oil Production (MBbl/d)	61 - 57		61 - 57
Operating Costs ($ millions)	$680 - $720		$680 - $720
CMB Expenses[2] ($ millions)	$45 - $55	$45 - $55
Adjusted General and Administrative Expenses ($ millions)	$165 - $190	$10 - $15	$155 - $175
Capital ($ millions)	$340 - $385	$15 - $25	$325 - $360
Adjusted EBITDAX ($ millions)	$860 - $960	($55) - ($70)	$930 - $1,015
Free Cash Flow ($ millions)	$330 - $410	($70) - ($95)	$425 - $480
See Attachment 2 for management's disclosure of its use of these non-GAAP measures and how these measures provide useful information to investors about CRC's results of operations and financial condition. CRC has supplemented its non-GAAP measures of consolidated adjusted EBITDAX and consolidated free cash flow with adjusted EBITDAX for its exploration and production and corporate items (Adjusted EBITDAX for E&P, Corporate & Other) and free cash flow from our exploration and production and corporate items (free cash flow from E&P, Corporate & Other) which CRC believes are useful measures for investors to understand the results of its core oil and gas business. CRC defines adjusted EBITDAX for E&P, Corporate & Other as consolidated adjusted EBITDAX less results attributable to its carbon management business (CMB). CRC defines free cash flow from E&P, Corporate & Other as consolidated free cash flow less results attributable to CMB.

	2022 Estimated
	Consolidated		CMB		E&P, Corporate & Other
($ millions)	Low	High	Low	High	Low	High
Net cash provided (used) by operating activities	$715	$750	$(70)	$(55)	$785	$805
Capital investments	(385)	(340)	(25)	(15)	(360)	(325)
Estimated free cash flow	$330	$410	$(95)	$(70)	$425	$480

	2022 Estimated
	Consolidated		CMB		E&P, Corporate & Other
($ millions)	Low	High	Low	High	Low	High
Net income	$445	$495	$(70)	$(55)	$515	$550
Interest and debt expense, net	50	57			50	57
Depreciation, depletion and amortization	200	220			200	220
Exploration expense	7	9			7	9
Income taxes	211	256			211	256
Unusual, infrequent and other items
Non-cash derivative gain	(58)	(93)			(58)	(93)
Gain on asset divestitures	(54)	(54)			(54)	(54)
Other	2	4			2	4
Other non-cash items
Accretion expense	40	46			40	46
Stock-based compensation	15	18			15	18
Post-retirement medical and pension	2	2			2	2
Estimated adjusted EBITDAX	$860	$960	$(70)	$(55)	$930	$1,015

Net cash provided (used) by operating activities	$715	$750	$(70)	$(55)	$785	$805
Cash interest	44	54			44	54
Cash income taxes	30	40			30	40
Exploration expenditures	7	9			7	9
Working capital changes	64	107			64	107
Estimated adjusted EBITDAX	$860	$960	$(70)	$(55)	$930	$1,015

	2022 Estimated
	Consolidated		CMB		E&P, Corporate & Other
($ millions)	Low	High	Low	High	Low	High
General and administrative expenses	$180	$200	$10	$15	$170	$185
Equity-settled stock-based compensation	(15)	(10)			(15)	(10)
Adjusted general and administrative expenses	$165	$190	$10	$15	$155	$175

[1] Current guidance assumes a 2022 Brent price of $98 per barrel of oil, NGL realizations consistent with prior years and a NYMEX gas price of $5.30 per mcf. CRC's share of production under PSC contracts decreases when commodity prices rise and increases when prices fall.

2 CMB Expenses include start-up expenditures.